   As filed with the Securities and Exchange Commission on October 5, 1999

                                                    Registration No. ___________

================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

             Registration Statement Under The Securities Act of 1933

                             DOT HILL SYSTEMS CORP.
             (Exact name of registrant as specified in its charter)

        New York                                13-3460176
-------------------------------            -------------------
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)             Identification No.)

                             6305 El Camino Real
                         Carlsbad, California  92009
                                 (760) 931-5500
                    (Address of principal executive offices)

                Dot Hill Systems Corp. 1995 Stock Incentive Plan,
                -------------------------------------------------

               Dot Hill Systems Corp. 1997 Employee Purchase Plan
               --------------------------------------------------

                                       and
                                       ---

                      Artecon, Inc. 1996 Stock Option Plan
                      ------------------------------------

                              (Full title of Plan)

                                  Philip Black
                                James L. Lambert
                           Co-Chief Executive Officers
                             Dot Hill Systems Corp.
                               6305 El Camino Real
                           Carlsbad, California 92009
               (Name and address of agent for service of process)

                                 (760) 931-5500
         --------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                  Please send copies of all communications to:

                             Herrick, Feinstein LLP
                                  2 Park Avenue
                            New York, New York 10016
                         Attn: Irwin A. Kishner, Esq.

================================================================================

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                               Proposed
                                                                Maximum                                      Amount of
            Title of                   Amount To Be           Offering Price       Proposed Aggregate       Registration
   Securities To Be Registered          Registered             Per  Share           Offering Price              Fee
   ---------------------------          ----------             ----------           --------------              ---
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
         $.01 per share....(1)         490,844 shares              $15.9375 (4)     $ 7,822,826.30           $2,174.74
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
         $.01 per share....(2)        2,000,000 shares             $ 6.6875(5)      $13,375,000.00           $3,718.25
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
         $.01 per share....(3)         500,000 shares              $ 5.738(6)       $ 2,869,000.00           $  797.58
----------------------------------------------------------------------------------------------------------------------------
Totals                               2,990,844                          -           $24,066,826.00           $6,690.57
----------------------------------------------------------------------------------------------------------------------------


(1) Represents the number of shares of common stock of the Registrant which may be issued to former option holders of Artecon, Inc. ("Artecon") pursuant to the merger described herein, upon exercise of options issued under the Artecon 1996 Stock Option Plan (the "Artecon Plan").

(2) Represents the number of additional shares of common stock of the Registrant reserved for issuance under the Registrant's 1995 Stock Incentive Plan.

(3) Represents the number of additional shares of common stock of the Registrant reserved for issuance under the Registrant's Employee Purchase Plan.

(4) Based on the maximum exercise price for outstanding options issued under the Artecon Plan, adjusted for the Exchange Ratio (as defined herein).

(5) Based on the average of the high and low price for a share of Registrant's common stock, as reported by the New York Stock Exchange, Inc. ("NYSE") for August 4, 1999.

(6) Based on 85% of the closing price for a share of the Registrant's common stock, as reported by the NYSE for August 4, 1999.



THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING AS PROVIDED IN RULE 462 UNDER THE SECURITIES ACT OF 1933.

Part I - INFORMATION REQUIRED IN THE
         ---------------------------
         SECTION 10(a) PROSPECTUS
         ------------------------

Item 1.      Plan Information.
             ----------------

                  A. Dot Hill Plans

             The contents of Registration Statement on Form S-8 No. 333-35751 filed by Registrant with the Securities and Exchange Commission (the "Commission") on September 16, 1997, are incorporated herein by reference.

             On August 2, 1999 (the "Closing Date") at a special meeting of shareholders, the shareholders of the Company approved the reservation of an additional (i) 2,000,000 shares of common stock of the Company, par value $.01 per share ("Company Common Stock") for issuance under the Company's 1995 Stock Incentive Plan, and (ii) 500,000 shares of Company Common Stock under the Company's 1997 Employee Stock Purchase Plan.

                  B. Artecon Plan

             The contents of Registration Statement on Form S-8 No. 333-56281 filed by Artecon, Inc., a Delaware corporation ("Artecon"), with the Commission on June 8, 1998, are incorporated by reference herein.

             On the Closing Date, Registrant, Artecon and BH Acquisition Corp., a wholly-owned subsidiary of Registrant ("Merger Sub") consummated the transactions contemplated by the Agreement and Plan of Merger dated April 29, 1999 among such parties (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, as of the Closing Date, Registrant has assumed the obligations of Artecon under the Artecon, Inc. 1996 Stock Option Plan (the "Artecon Plan"), and has agreed to issue shares of Company Common Stock upon the exercise of options issued under the Artecon Plan, at a rate of .40 shares of Company common stock per share of Artecon common stock (the same exchange ratio used to convert shares of Artecon's Company Common Stock into shares of Common Stock), as described in the Merger Agreement.

Item 2.      Registration Information and Employee Plan Annual Information.
             -------------------------------------------------------------

             The documents incorporated by reference according to Item 3 herein, as well as those documents required to be delivered to employees of the Registrant pursuant to Rule 428(b) under the Securities Act of 1933, as amended (the "Securities Act"), are available without charge upon written or oral request directed to Benefits Department, Dot Hill Systems Corp., 6305 El Camino Real, Carlsbad, California 92009, (760) 931-5500.

Part II - INFORMATION REQUIRED IN
          -----------------------
          THE REGISTRATION STATEMENT
          --------------------------

Item 3.      Incorporation of Documents by Reference.
             ---------------------------------------

             The Registrant hereby incorporates by reference the following documents into this Registration Statement.

             a. The prospectus of the Registrant filed pursuant to Rule 424(b) under the Securities Act, relating to the Common Stock issuable in connection with the Merger Agreement, and registered in the Registration Statement on Form S-4 (Registration No. 333 - 80395), declared effective on July 8, 1999.

             b. The Registrant's Annual Report on Form 10-K, filed with the Commission on March 30, 1999.

             c. The Registrant's Quarterly Reports on Form 10-Q filed with the Commission on May 14, 1999 and August 16, 1999.

             d. The Registrant's Current Reports on Form 8-K filed with the Commission on May 7, 1999, August 6, 1999 (as amended) and August 24, 1999.

                  In addition, any documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.

Item 4.      Description of Securities.
             -------------------------

             Not required, as Registrant's Common Stock is registered under
Section 12 of the Exchange Act.

Item 5.      Interests of Named Experts and Counsel.
             --------------------------------------

             No applicable.

Item 6.      Indemnification of Directors and Officers.
             -----------------------------------------

             The Amended and Restated Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be liable to the Registrant or its shareholders for damages for any breach of duty in such capacity unless a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she was not legally entitled or that his or her acts violated
Section 719 of the New York Business Corporation Law.

             The By-laws of the Registrant further provide that the Registrant shall indemnify any officer or director of the Registrant for his or her reasonable expenses, including attorney's fees, actually and necessarily incurred by him or her in connection with his or her defense of any action (except an action by the Registrant in its own right) to which he or she becomes a party by reason of the fact that such individual served as an officer or director or employee of the Registrant or of any corporation in which he or she served at the request of the Registrant, unless judgment or final adjudication adverse to the officer or director establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the caus of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

             Section 722 of the New York Business Corporation Law provides, in substance, that New York corporations may indemnify their directors and officers in connection with actions or proceedings (other than one by or in the right of the corporation to procure a judgment in its favor) brought against such directors or officers, including actions brought against such directors or officers by or in the right of any other corporation, by reason of the fact that they are or were such directors or officers, against judgments, fines, amounts paid in settlement and reasonable expenses.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.      Exemption From Registration Claimed.
             -----------------------------------

             Not applicable.

Item 8.      Exhibits.
             --------

               5     Legal Opinion of Herrick, Feinstein LLP
              24.1   Consent of Arthur Andersen, LLP
              24.2   Consent of Deloitte & Touche, LLP

Item 9.      Undertakings.
             ------------

             (1)    The undersigned Registrant undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in a periodic report required to be filed by the Registrant or plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant or plan pursuant to Section 13 or 15(d) of the Exchange Act that is incorporated herein by reference;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement related to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (d) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 5, 1999.

                                        DOT HILL SYSTEMS CORP.

                                        By: /s/ Philip Black
                                           ----------------------------------
                                           Name: Philip Black
                                           Title: Co-Chief Executive Officer

                                        By: /s/ James L. Lambert
                                           ----------------------------------
                                           Name: James L. Lambert
                                           Title: Co-Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip Black or James L. Lambert, his true and lawful attorney-in-fact, with power of substitution, to execute in the name of such person, in his capacity as a director or officer of Dot Hill Systems Corp., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration Statement has been signed on October 5, 1999, by the following persons in the capacities indicated.

SIGNATURE                                      TITLE


/s/ W.R. Sauey
----------------------------            Chairman
W.R. Sauey


/s/ Philip Black
----------------------------            Co-Chief Executive Officer and Director
Philip Black


/s/ James L. Lambert
----------------------------            Co-Chief Executive Officer and Director
James L. Lambert


/s/ Dr. Benjamin Monderer
----------------------------            Executive Vice President and Director
Dr. Benjamin Monderer


/s/ Carol Turchin
----------------------------            Executive Vice President and Director
Carol Turchin

/s/ Benjamin Brussell
----------------------------            Director
Benjamin Brussell


/s/ Norman R. Farquhar
----------------------------            Director
Norman R. Farquhar


/s/ Dr. Chong Sup Park
----------------------------            Director
Dr. Chong Sup Park


/s/ R. Robert Rebman, Jr.
----------------------------            Chief Financial Officer
R. Robert Rebman, Jr.